Exhibit 10.1

LEASE

by and between

BMR-201 ELLIOTT AVENUE LLC,

a Delaware limited liability company

and

OMEROS CORPORATION,

a Washington corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this 27th day of January, 2012 (the “Execution Date”), by and between BMR-201 ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and OMEROS CORPORATION, a Washington corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (the “Property”) and the improvements on the Property located at 201 Elliott Avenue, Seattle, Washington, including the building located thereon; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located on the first (1st), fourth (4th) and fifth (5th) floors of the building in which the Premises are located (the “Building”), pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1. Effective on the Term Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto, including exclusive shafts (if any), cable runs, mechanical spaces and rooftop areas, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building, are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Building, including driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms, conference facilities, café, fitness center (unless Tenant elects, and Landlord agrees, not to have the fitness center constructed), hazardous material storage areas, glass wash areas, the Property’s loading dock, and public lobbies, are hereinafter referred to as “Common Area.” Landlord hereby represents and warrants that it is the fee owner of the Property.

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, each current Rentable Area (as defined below) is expressed in rentable square footage. Rentable Area and “Tenant’s Pro Rata Share” are both subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Term Commencement Date)
Approximate Rentable Area of Premises	64,483 square feet
Approximate Rentable Area of Project	151,194 square feet
Tenant’s Pro Rata Share of Project	42.65%*

*	Notwithstanding the Pro Rata Share set forth above, Tenant’s Pro Rata Share of the Project for Months 1-24 of the Term (as defined below) shall be 33.07% (based upon Fifty Thousand (50,000) square feet of Rentable Area); provided, however, that Tenant shall have full access to the entire Premises for the Permitted Use.

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date, subject to adjustment under this Lease:

Months of Term	Square Feet of Rentable Area		Annual Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
1 – 12	64,483		$0.00	$0.00	$0.00
13 – 24	64,483	*	$50.48	$210,327	$2,523,929
25 – 36	64,483		$50.37	$270,684	$3,248,207
37 – 48	64,483		$51.53	$276,880	$3,322,564
49 – 60	64,483		$52.71	$283,232	$3,398,780
61 – 72	64,483		$53.92	$289,742	$3,476,902
73 – 84	64,483		$55.16	$296,415	$3,556,976
85 – 96	64,483		$56.43	$303,254	$3,639,052
97 – 108	64,483		$57.74	$310,265	$3,723,180
109 – 120	64,483		$59.08	$317,451	$3,809,411

121 – 132	64,483	$60.45	$324,817	$3,897,798
133 – 144	64,483	$61.85	$332,366	$3,988,395
145 – 156	64,483	$63.29	$340,105	$4,081,257
157 – 168	64,483	$64.77	$348,037	$4,176,440
169 – 180	64,483	$66.28	$356,167	$4,274,003

*	Base Rent for months 13-24 of the Term (as defined below) shall be calculated based on Fifty Thousand (50,000) square feet of Rentable Area; provided, however, that Tenant shall have full access to the entire Premises for the Permitted Use.

2.4. Estimated Term Commencement Date: October 1, 2012

2.5. Estimated Term Expiration Date: September 30, 2027

2.6. Security Deposit: $562,500, subject to decrease in accordance with the terms hereof

2.7. Permitted Use: Office, laboratory, research and vivarium use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.8. Address for Rent Payment:	BMR-201 Elliott Avenue LLC
Unit M
P.O. Box 51918
Los Angeles, California 90051-6218

2.9. Address for Notices to Landlord:	BMR-201 Elliott Avenue LLC
17190 Bernardo Center Drive
San Diego, California 92128
Attn: Vice President, Real Estate Counsel

2.10. Address for Notices to Tenant:

Prior to the Term Commencement Date:	Omeros Corporation
1420 5th Avenue
Suite 2600
Seattle, WA 98101
Attention: Chief Executive Officer
Email: gdemopulos@omeros.com

With a copy to:

Omeros Corporation
1420 5th Avenue
Suite 2600
Seattle, WA 98101
Attention: General Counsel
Email: mkelbon@omeros.com

Following the Term Commencement Date:	At the Premises sent to the attention of the Chief Executive Officer and a copy sent to the attention of the General Counsel

2.11. Address for Invoices to Tenant:

Prior to the Term Commencement Date:	Omeros Corporation
1420 5th Avenue
Suite 2600
Seattle, WA 98101
Attention: Accounts Payable

Following the Term Commencement Date:	At the Premises to the attention of Accounts Payable

2.12. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	Tenant Improvements
Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit D	Vibration Standard
Exhibit E	Form of Letter of Credit
Exhibit F	Rules and Regulations
Exhibit G	[Intentionally omitted]
Exhibit H	[Intentionally omitted]
Exhibit I	Form of Estoppel Certificate
Exhibit J	[Intentionally omitted]
Exhibit K	Signage
Exhibit L	Shared Vivarium Space
Exhibit M	Shared Vivarium Equipment
Exhibit N	Building Common Areas to Be Constructed

2.13. Landlord shall, within ten (10) days after the Execution Date, pay to Tenant up to a maximum of Two Hundred Twenty-Seven Thousand Four Hundred Ten Dollars ($227,410) as reimbursement of the fees paid by Tenant to Perkins+Will, Inc., for architectural services in connection with the Tenant Improvements. In order to receive such reimbursement, Tenant shall submit a Fund Request as set forth in Section 4.6; provided, however, that such reimbursement shall not be considered as part of or deducted from the Allowance (as defined in Section 4.6). In the event that charges from Perkins+Will, Inc. have been invoiced, but have not been paid, Landlord shall pay such invoices directly to Perkins+Will, Inc.

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Term Commencement Date (as defined in Article 4) and end on the date that is one hundred eighty (180) months after the actual Term Commencement Date (such date, the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1. Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on the Estimated Term Commencement Date, with the work (the “Tenant Improvements”) required of Landlord described on Exhibit B Substantially Complete (as defined below). The Tenant Improvements shall be performed by Landlord at its sole cost and expense. Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated Term Commencement Date for any reason, then, except as set forth below, (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, (c) the Term Expiration Date shall be extended accordingly and (d) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Share of Operating Expenses (as defined below) until the actual Term Commencement Date as described in Section 4.2 occurs. Notwithstanding anything to the contrary, if Landlord has not tendered possession of the Premises to Tenant with the Tenant Improvements Substantially Complete by the Estimated Term Commencement Date, then Landlord shall pay Tenant within ten (10) business days after receipt of an invoice therefor the amount of any holdover premiums actually paid by Tenant under its current leases set forth in the table below (“Holdover Premiums”) for each day that Substantial Completion is delayed; provided, however, that Landlord shall not be responsible for any Holdover Premiums to the extent the delay is caused by either (m) Tenant or its agents, employees, contractors or invitees or (n) Force Majeure (as defined in Section 16.2). The delays described in the previous sentence are referred to herein as “Excusable Delays.”

Lease	Holdover Premium
Suite 650 and Eckland Lease (1124 Columbia Street, Seattle)	100% of the sum of base rent plus Tenant’s share of operating expenses plus all other amounts payable by Tenant under the relevant lease

Storage Lease (1124 Columbia Street, Seattle)	100% of base rent under the relevant lease

Annex Lease (1124 Columbia Street, Seattle)	50% of the sum of base rent plus Tenant’s share of operating expenses plus all other amounts payable by Tenant under the relevant lease

Omeros Corporate Space Lease (1420 Fifth Avenue, Seattle)	50% of the sum of base rent plus Tenant’s proportional share of total operating expenses under the relevant lease

Notwithstanding anything to the contrary in this Section, the Holdover Premiums shall not exceed (y) collectively, One Hundred Nineteen Thousand Eight Hundred Twelve and 84/100 Dollars ($119,812.84) per month (or individually, Sixty-Six Thousand Three Hundred Fifty-Four and 24/100 Dollars ($66,354.24) per month for the Suite 650 and Eckland Lease; One Thousand One Hundred Thirty and 65/100 Dollars ($1,130.65) per month for the Storage Lease; Thirty-Five Thousand Three Hundred Thirty-Four and 78/100 Dollars ($35,334.78) per month for the Annex Lease; and Sixteen Thousand Nine Hundred Ninety-Three and 17/100 Dollars ($16,993.17) per month for the Omeros Corporate Space Lease) for the period from October 2012 through December 2012 or (z) collectively, One Hundred Twenty-One Thousand Seven Hundred Three and 48/100 ($121,703.48) per month (or individually, Sixty-Seven Thousand Four Hundred Twenty-Seven and 73/100 Dollars ($67,427.73) per month for the Suite 650 and Eckland Lease; One Thousand One Hundred Forty and 99/100 Dollars ($1,140.99) per month for the Storage Lease; Thirty-Five Thousand Nine Hundred Twenty-Two and 32/100 Dollars ($35,922.32) per month for the Annex Lease; and Seventeen Thousand Two Hundred Twelve and 43/100 ($17,212.43) per month for the Omeros Corporate Space Lease) for the period from January 2013 through June 2013. Notwithstanding the foregoing, if Landlord has not tendered possession of the Premises to Tenant with the Tenant Improvements Substantially Complete within six (6) months following the Estimated Term Commencement Date, but subject to Excusable Delays (such date, as may be extended pursuant to the terms of this Lease, the “Outside Date”), then Tenant may deliver written notice to Landlord within ten (10) business days after the Outside Date of Tenant’s intent to terminate this Lease as of such date. If Tenant so notifies Landlord, then Landlord shall have an additional thirty (30) days from receipt of such termination notice to Substantially Complete the Tenant Improvements (subject to extension on a day-for-day basis for Excusable Delays). If Landlord does not Substantially Complete the Tenant Improvements within such thirty (30) day period (as the same may be so extended, the “Cure Period”), then Tenant may terminate this Lease (except for those provisions that, by their express terms, survive the expiration or earlier termination hereof) by giving Landlord written notice thereof (the “Cure Period Expiration Notice”) within ten (10) business days after the expiration of the Cure Period. If Landlord Substantially Completes the Tenant Improvements within the Cure Period or if Tenant does not timely deliver the Cure Period Expiration Notice, then this Lease shall continue in full force and effect. The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with Exhibit B, except for minor punch list items and Landlord has received a temporary or permanent certificate of occupancy for the Premises.

4.2. The “Term Commencement Date” shall be the later of (a) the Estimated Term Commencement Date and (b) the day Landlord tenders possession of the Premises to Tenant with the Tenant Improvements Substantially Complete; provided that Landlord shall endeavor to Substantially Complete the Tenant Improvements prior to the Estimated Term Commencement Date (but in no event shall Landlord be obligated to incur additional costs, use different contractors or use substitute materials to achieve such result) and, if Landlord is able to achieve such earlier completion, then Tenant, at its option, may elect by written notice to Landlord to receive possession of the Premises on a date prior to the Estimated Term Commencement Date, and in such event, the Term Commencement Date shall be such date that Tenant receives possession of the Premises. If possession is delayed by action of Tenant, then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.

4.3. Landlord shall permit Tenant to enter upon the Premises during the sixty (60) days prior to the Term Commencement Date for the purpose of installing improvements, placing personal property and preparing Tenant’s Vivarium Space (as defined in Section 12.13) for Tenant’s use; provided that such early entry shall only be allowed to the extent and in a manner that does not interfere with or delay Landlord’s performance of the Tenant Improvements. Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent, Property Management Fee or Tenant’s Share of Operating Expenses (as defined below); and provided, further, that if the Term Commencement Date is delayed due to such early access, then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such delay.

4.4. Landlord shall pay to Tenant, on March 30, 2012, Three Million Dollars ($3,000,000) (the “Cash Incentive”).

4.5. In addition to the Tenant Improvements, Landlord, at its sole cost and expense, shall design and construct improvements to the Building in order to protect Tenant’s Vivarium Space (as defined in Section 12.13) and other sensitive laboratory areas, including the cell culture area and areas in which liquid chromatography, mass spectrometry, nuclear magnetic resonance, robotic or imaging equipment or other sensitive equipment is used (collectively with Tenant’s Vivarium Space, the “Sensitive Areas”), as shown on Exhibit D attached hereto, from excess vibrations as a result of trains using the adjacent railroad tracks (“Vibration Work”). The Vibration Work shall be deemed complete once the Sensitive Areas meet the specifications set forth on Exhibit D (the “Vibration Standard”). Landlord shall (a) use commercially reasonable efforts to complete the Vibration Work by the Term Commencement Date (provided that such obligation shall be extended day-for-day for Excusable Delays) and (b) provide written evidence to Tenant evidencing that the Vibration Standard has been satisfied. If the Vibration Work is not complete by the Term Commencement Date (but subject to extension as set forth in (a) above), then Tenant shall receive a proportionate share (such proportion based upon a fraction, the numerator of which is the sum of the Rentable Area of any impacted Sensitive Area(s) plus the Rentable Area of any associated portions of the Premises that Tenant is unable to use due to the Vibration Work not being complete in accordance with this Section in such impacted Sensitive Area(s) (such associated area(s) are referred to as the “Impacted Associated Area(s)”), and the denominator of which is the Rentable Area of the Premises) of three (3) days of free Base Rent for each day after the Term Commencement Date (or such later date, if applicable) that the Vibration Work remains incomplete. Any such abatement shall be applied as a credit to the Rent next coming due. For purposes of this Section, the Rentable Area of the Sensitive Areas and Impacted Associated Areas are defined as follows:

Sensitive Areas	Square Feet Rentable Area of Sensitive Areas	Square Feet Rentable Area of Impacted Associated Areas
Tissue culture	3,571	6,987
Robotics	2,400	1,024
Mass spectrometry	2,021	1,206
Nuclear magnetic resonance	626	375
Vivarium	16,882	–

4.6. In addition to the Tenant Improvements, Landlord shall make available to Tenant an allowance not to exceed Six Hundred Fifty Thousand Dollars ($650,000) (the “Allowance”). The Allowance may be applied to the costs of purchasing or installing fixtures, furniture and equipment in the Premises; moving expenses; telecommunications expenses related to the Premises; and the cost to recalibrate equipment moved to the Premises; provided that any work performed with the Allowance shall be subject to the terms of this Lease. Any request by Tenant for payment of the Allowance shall be accompanied by (a) a statement (a “Fund Request”) setting forth the total amount of the Allowance requested, (b) invoices from the general contractor and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Allowance then being requested, (c) unconditional lien releases from the general contractor and each subcontractor and material supplier that are entitled to place a lien on the Property under Applicable Laws, with respect to previous payments made by either Landlord or Tenant with respect to the Allowance in a form reasonably acceptable to Landlord and complying with Applicable Laws and (d) conditional lien releases from the general contractor and each subcontractor and material supplier that are entitled to place a lien on the Property under Applicable Laws, with respect to the work performed or items purchased or installed that correspond to the Fund Request, each in a form reasonably acceptable to Landlord and complying with Applicable Laws. Within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, Landlord shall pay to the applicable contractors, subcontractors and material suppliers or to Tenant, as elected by

Landlord, the amount set forth in the Fund Request. Tenant shall have six (6) months following the Term Commencement Date (the “Allowance Deadline”) to expend the unused portion of the Allowance, after which date Landlord’s obligation to fund such costs shall expire. In no event shall any unused Allowance entitle Tenant to a credit against Rent payable under this Lease.

4.7. Sales Tax Deferral.

(a) Retail sales tax, use tax and local sales and use tax (collectively, “Sales and Use Tax”) otherwise applicable to portions of construction of the Tenant Improvements and all other improvements requested or performed by Tenant may be eligible for deferral pursuant to RCW 82.63 (the “Tax Deferral”) based on Tenant’s intended uses of the Premises (such eligible construction being referred to hereinafter as the “Qualifying Investment”). Landlord shall apply for (provided that Tenant completes and delivers to Landlord the completed application) and seek the Tax Deferral and cooperate with Tenant for the same (provided that Tenant shall promptly reimburse Landlord for the portion of any reasonable out-of-pocket costs incurred by Landlord after the Execution Date as a result thereof for benefits that relate to the Premises, as opposed to other portions of the Project), and shall state, as part of such application, that the economic benefit of such Tax Deferral has been passed to Tenant pursuant to this Lease. Landlord and Tenant agree that the economic benefit of any actual Tax Deferral will be passed to Tenant through Landlord’s construction of the Tenant Improvements (which include increased scope as a result of the Tax Deferral). Landlord and Tenant expect to receive a Tax Deferral equal to Seven Hundred Fifty Thousand Dollars ($750,000) with respect to the Tenant Improvements. If, prior to the Term Commencement Date, the State of Washington Department of Revenue or other government tax authority(ies) (“DOR”) determines that the Tax Deferral is less than Seven Hundred Fifty Thousand Dollars ($750,000) (such determined amount being the “Actual Deferral”), then Tenant shall reimburse Landlord for the difference between Seven Hundred Fifty Thousand Dollars ($750,000) and the Actual Deferral (the “Deferral Reimbursement”), with the Deferral Reimbursement accruing interest at an annual interest rate of eight percent (8%) over the period from the date of determination of the Deferral Reimbursement through the date that Tenant takes occupancy of the Premises and then being paid to Landlord as Additional Rent, with such Deferral Reimbursement (and any accrued interest as set forth above) amortized at an annual interest rate of eight percent (8%) over the initial Term commencing as of the date that the first (1st) monthly payment of Base Rent is owing following the date of determination of the Deferral Reimbursement; provided that Tenant may prepay the Deferral Reimbursement at any time without penalty. Tenant or its representative shall be entitled to review Landlord’s books and records related to the cost of the Tenant Improvements in order to verify the applicable Tax Deferral.

(b) If, at any time during the Term and following Tenant’s receipt of the benefit of the Actual Deferral, the DOR determines that any portion of the Actual Deferral must be repaid (the “Deferral Shortfall”) and, after Tenant has exhausted all associated administrative review and appeals (so long as repayment of the tax is stayed during such review or appeal), Tenant shall promptly pay to Landlord a portion of the Deferral Shortfall (“Tenant’s Repayment Portion”), together with the corresponding portion of any penalties that are or become due in connection therewith, to the DOR. Tenant’s Repayment Portion shall be determined as follows: (i) if the Actual Deferral is greater than Seven Hundred Fifty Thousand Dollars ($750,000), then Tenant’s Repayment Portion shall equal the Applicable Percentage multiplied by the sum total of

($750,000 minus the (sum of the Actual Deferral minus the Deferral Shortfall)) or (ii) if the Actual Deferral is Seven Hundred Fifty Thousand Dollars ($750,000) or less, Tenant’s Repayment Portion shall equal the Applicable Percentage multiplied by the Deferral Shortfall. The Applicable Percentage shall equal (A) one-hundred percent (100%) if the Repayment Amount is directly and solely due to the fault of Tenant or (B) fifty percent (50%) in all other cases.

(c) Landlord shall timely file an application with the DOR prior to Landlord being issued a building permit for and commencing construction of any work comprising a part of the Qualifying Investment and shall request that such work be performed in a commercially reasonable manner such that it may be separately accounted for. Landlord will ensure that all vendors performing such work also forward the sales and use tax deferral certificate to any vendors who perform work for Landlord’s vendors. Tenant shall on an annual basis complete and file the annual survey required by the DOR (with the understanding that the same shall require Landlord to assist Tenant by providing information relevant to such survey) and report to Landlord the nature of Tenant’s use of the Premises and the extent to which such use does not qualify for the Tax Deferral. Tenant shall report the non-qualifying use to the DOR and shall be responsible for Tenant’s Repayment Portion of any tax resulting from the non-qualifying use in accordance with the provisions of Section 4.7(b). The provisions of this Section 4.7 shall survive the termination or expiration of this Lease.

(d) Notwithstanding anything else in this Section 4.7, in the event that there is an economic benefit provided by RCW 82.63 that Landlord is obligated to pass on to Tenant, and such benefit is not timely passed through, Landlord shall promptly pass on such benefit to Tenant. If such benefit or related Tax Deferral is lost, omitted, overlooked or otherwise wasted as a result of Landlord’s failure to timely perform its obligations under this Section 4.7, then Tenant shall have no obligation to Landlord for such late, lost foregone amounts, Deferral Reimbursement, Deferral Shortfall or Tenant’s Repayment Portion.

(e) Landlord shall use reasonable efforts to cooperate with and assist Tenant in any challenges or audits to the Tax Deferral benefit at no undue cost to Landlord. Landlord and Tenant shall promptly notify the other of any such action of which it becomes aware and will promptly forward to the other any correspondence regarding such challenge or audit. Tenant shall have the right to contest or review on its behalf (but not on Landlord’s behalf) any proceedings regarding the Tax Deferral benefit (which may be instituted either during or after the Term) so long as payment of any amount claimed by the DOR is stayed during the conduct of the contest. If Tenant desires to dispute any amount claimed by the DOR to be due, but payment of such amount is not stayed during the conduct of the proceedings, then Tenant shall either (i) pay Tenant’s Repayment Portion of the amount due to the DOR in accordance with Section 4.7(b) (but may do so under protest in accordance with Applicable Laws) or (ii) pay Landlord Tenant’s Repayment Portion of the amount due in accordance with Section 4.7(b) but, at Tenant’s request, Landlord shall forward to the DOR the amount claimed by the DOR under protest. Landlord shall furnish, on a timely basis, such data, documents and information that are in Landlord’s possession, as may be reasonably required by Tenant or the DOR, at no undue cost to Landlord. Landlord will execute all necessary instruments in connection with any such protest, appeal or other proceedings, at no cost to Landlord. If any proceeding may only be instituted and maintained by Landlord, then Landlord shall do so at Tenant’s cost upon the request of Tenant, unless Landlord reasonably objects. Neither Landlord nor Tenant shall settle any appeal or other proceeding related to the Tax Deferral without obtaining the other party’s prior written approval in each instance (not to be unreasonably withheld, conditioned or delayed). Tenant shall not abandon any appeal or other proceeding related to the Tax Deferral without first offering to Landlord the right to prosecute such appeal or proceeding at Landlord’s expense. Tenant shall be entitled to any resulting refund (obtained by reason of any such proceeding or otherwise), whether obtained during or after the expiration of the Term and whether obtained by Landlord or Tenant, but only to the extent that Tenant has previously paid to Landlord or the DOR such refunded amount.

5. Condition of Premises. Tenant acknowledges that, except as otherwise set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that, subject to Landlord’s representations, warranties, covenants and obligations under this Lease, (a) it is familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Term Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to the Tenant Improvements and as otherwise specifically set forth in this Lease. Upon Substantial Completion of the Tenant Improvements, the parties shall perform a walkthrough of the Premises and mutually agree upon any items that should be added to the punch list such that (y) the Tenant Improvements are in compliance with Exhibit B and (z) Landlord’s delivery obligations in the following sentence and under Section 4.5 shall be satisfied. Notwithstanding anything in this Lease to the contrary, Landlord agrees that, as of the Term Commencement Date, the Premises shall comply with all Applicable Laws and all Building systems shall be operational and in good condition. To the extent the Premises do not comply with Applicable Laws as of the Term Commencement Date or any Building systems are not operational and in good condition, Landlord shall promptly correct the same at its sole cost.

6. Rentable Area.

6.1. The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Building or the Project, as applicable.

6.2. The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 4 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, except as otherwise set forth in this Lease, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

8. [Intentionally omitted]

9. Operating Expenses.

9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving the Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project, including costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project but in no event incurred or occurring prior to the Term Commencement Date; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas or in the Project office; Project office rent or rental value for a commercially reasonable amount of space, to the extent an office used for Project operations is maintained at the Project, plus customary expenses for such office; Permitted Capital Expenditures (as defined below); costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Term Commencement Date with Applicable Laws); costs to keep the Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below); costs and expenses incurred in connection with any reciprocal easement agreements; insurance premiums, including premiums for public liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies (provided, however, that if and to the extent Landlord incurs a deductible payment under Landlord’s policy of earthquake coverage, any such deductible payment shall be treated in the same manner as a Permitted Capital Expenditure for purposes of inclusion in Operating Expenses (i.e., for avoidance of doubt, such deductible payment shall be amortized over the life of the Building and not less than twenty (20) years in accordance with generally accepted accounting principles, as determined by Landlord, together with interest as described below with respect to Permitted Capital Expenditures)); service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen.

Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof; salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in Section 9.1(b)); taxes that are excluded from Operating Expenses by the last sentence of Section 9.1(a); costs related to the initial construction of any Building specialty areas, such as Building conference facilities, cafés, fitness centers, loading docks, outdoor meeting spaces/decks, and storage areas for Hazardous Materials; advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or Project; legal fees incurred in connection with contract disputes with suppliers; costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building or Project, including Tenant, or relocating any tenant; financing costs, including interest and principal amortization of debts and the costs of providing the same; rent on ground leases or other underlying leases and the costs of providing the same; wages, bonuses and other compensation of employees above the grade of building manager and fringe benefits other than insurance plans and tax qualified benefit plans; any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Materials, and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Building or Project, provided that (i) such liabilities, costs, expenses or claims result from (A) Landlord’s negligence or willful misconduct or (B) Hazardous Materials which existed in the Building or on the Property prior to the Execution Date (provided that any Hazardous Materials in the Premises which are made Tenant’s responsibility pursuant to Article 21 below shall remain Tenant’s direct obligation) and (ii) with respect to any other Hazardous Materials-related costs not described in (i) above, Landlord first exhausts any available insurance proceeds and uses good faith, commercially reasonable efforts to pursue any third parties for reimbursement of any such costs prior to including such amounts in Operating Expenses; costs of any items for which, and to the extent, Landlord is paid or reimbursed by insurance; increased insurance or taxes (to the extent included as Operating Expenses) to the extent such are paid by any tenant of the Building or Project or to the extent Landlord is reimbursed from any other tenant (other than as such tenant’s share of operating expenses); charges for electricity, water or other utilities, services or goods, together with applicable taxes, for which Tenant or any other tenant, occupant, person or other party reimburses Landlord or that Tenant or any other tenant, occupant, person or other party pays to third parties; costs to remedy any violation of Applicable Laws to the extent that such violation exists as of the Term Commencement Date; costs of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours and for which such tenants reimburse Landlord; any costs, expenses, bonds, assessments, subsidies or fees associated with the initial construction of the Building or Project; costs of any work or services performed on an extra cost basis for any tenant in the Building or Project to a materially greater extent or in a materially more favorable manner than furnished generally to Tenant; any costs representing an amount paid to a person, firm, corporation or other entity related to Landlord that is materially in excess of the amount which would have been paid in the absence of such relationship; any costs of painting or decorating any interior parts of the Building or Project other than Common Areas; Landlord’s general overhead and any other expense not directly attributable to operation and management of the Building and Project (e.g., the activities of Landlord’s officers and executives, or professional development expenditures); costs of initial cleaning and rubbish removal from the Building or Project to be performed before final completion of the base building or tenant space; costs of initial landscaping of the Building or Project; attorneys’ fees, accounting fees and other expenditures incurred in connection with negotiations, disputes and claims of other tenants or occupants of the Building or Project or with other third parties, except as specifically otherwise provided in this Lease; costs of initial stock of tools and equipment for operation, repair and maintenance of the Building or Project; capital expenses (except for Permitted Capital Expenditures); late fees or charges incurred by Landlord due to late payment of expenses resulting from Landlord’s negligence or willful misconduct; costs of acquiring, securing, cleaning or maintaining sculptures, paintings and other works of art; taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.), as opposed to taxes on the Project; charitable or political contributions; costs and expenses incurred in connection with compliance with or the contesting or settlement of any claimed violation of Applicable Laws; direct costs or allocable costs associated with parking operations if there is a separate charge to Tenant, other tenants or the public for parking; and all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Share”).

Furthermore, notwithstanding anything in this Lease to the contrary, Operating Expenses shall not include the cost of capital expenditures, except that Operating Expenses shall include Permitted Capital Expenditures. “Permitted Capital Expenditures” are (y) costs incurred by Landlord after the Term Commencement Date for any capital expenditures installed or paid for by Landlord and required to comply with Applicable Laws (unless they are incurred to remedy non-compliance as of the Term Commencement Date with Applicable Law), with such capital expenditures amortized over their useful life according to generally accepted accounting principles, as reasonably determined by Landlord and (z) costs of any capital expenditures purchased or incurred as a labor-saving measure or to affect other economics in the operation or maintenance of the Building, with such costs amortized over their useful life according to generally accepted accounting principles, as reasonably determined by Landlord; provided, however, that in both (y) and (z), Landlord shall not be required to amortize any capital expenditure that is less than Five Thousand Dollars ($5,000). Landlord shall provide Tenant with at least thirty (30) days written notice prior to performing or incurring costs related to any Permitted Capital Expenditure, except in the event of an emergency that poses an imminent threat of harm to the Property or people or property on the Property, in which case no such prior notice shall be required. Notwithstanding the foregoing, in the event Tenant does not agree (in Tenant’s reasonable discretion) that Landlord should perform any Permitted Capital Expenditure described in (z) above, Tenant shall notify Landlord in writing of such disagreement prior to Landlord incurring the cost of such Permitted Capital Expenditure and shall include in such notice Tenant’s bona fide reasons for such disagreement and, in such event, such Permitted Capital Expenditure shall be amortized over the greater of (i) its useful life according to generally accepted accounting principles and (ii) twenty (20) years and Tenant’s Share of Operating Expenses shall not include more than Tenant’s Pro Rata Share of five percent (5%) of such Permitted Capital Expenditure in any given calendar year during the Term.

9.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(x) The “Property Management Fee” shall equal two and one-half percent (2.5%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions thereof or any holdover periods.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement (the “Annual Statement”) showing in reasonable detail the actual Operating Expenses and Tenant’s Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be promptly due and payable. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Term has expired, Landlord shall accompany said statement with payment for the amount of such difference. The Annual Statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant’s receipt thereof (the “Review Period”), shall elect to review or audit the same. Landlord’s books and records related to Operating Expenses shall be kept in accordance with generally accepted accounting principles. Tenant and/or an independent public accounting firm hired by Tenant (and reasonably approved by Landlord) on an hourly basis and not on a contingent-fee basis, at Tenant’s sole cost and expense (except as otherwise set forth below) shall have the right, not more frequently than once per calendar year, after written notice to Landlord and at reasonable times, to inspect and audit Landlord’s Operating Expense records at the location where Landlord maintains such records in the ordinary course of its business. Landlord need not provide copies of any books or records. In the event Tenant was over-charged for any calendar year during the Term, then Landlord shall credit Tenant the amount of such over-charge toward the payments of Rent next coming due under the Lease; provided that if the Term has expired, Landlord shall pay such amount to Tenant within thirty (30) days after such determination. In the event Tenant has been under-charged, Tenant shall pay Landlord such amount within thirty (30) days after such determination. Tenant agrees to pay the cost of the audit, unless the audit determines that Landlord’s calculation of Operating Expenses was in error by more than five percent (5%), in which case Landlord shall reimburse Tenant for the cost of the independent public accounting firm used in such audit within thirty (30) days after receipt of an invoice for such costs. The foregoing rights also shall apply with respect to verification of any amounts charged by Landlord to Tenant for utility costs.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

9.3. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications (a) are consistently applied to all tenants of the Project (subject to the terms of such tenants’ leases), (b) do not violate this Lease and (c) produce Dollar results substantially consistent with Landlord’s then-current practice at the Project. Notwithstanding anything to the contrary in this Lease, Tenant’s Share of

Operating Expenses that relate to Controllable Operating Expenses shall not increase more than five percent (5%) on an annual basis from the previous calendar year (the “Controllable Cap”). “Controllable Operating Expenses” means all Operating Expenses other than taxes, utility costs, insurance costs, costs and expenses incurred in connection with any reciprocal easement agreements, and Permitted Capital Expenditures. Notwithstanding the foregoing, the Controllable Cap shall not apply in the event that Tenant requests that Landlord provide a different level of service with respect to any Controllable Operating Expense.

9.4. [Intentionally omitted]

9.5. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date. Tenant’s responsibility for Tenant’s Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease or (b) the date Tenant has fully vacated the Premises.

9.6. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7. [Intentionally omitted]

9.8. In the event that the Building or Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Building or Project, as applicable, by dividing (a) the total cost of Operating Expenses by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) ninety-five percent (95%) of the total Rentable Area of the Building or Project (as applicable). Tenant shall pay Tenant’s Share of the product of (y) and (z), subject to adjustment as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.

10.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

10.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof,

are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Security Deposit.

11.1. Tenant shall deposit with Landlord no later than ten (10) business days after the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If a Default occurs with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

11.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4. The Security Deposit, or any balance thereof not applied or refunded in accordance with this Article 11, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.6. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is three (3) months after the then-current Term Expiration Date or the earlier termination of this Lease, a letter of credit in the form of Exhibit E or another commercially reasonable form substantially consistent with Exhibit E that is issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. Landlord hereby approves either of US Bank and Northern Trust as the issuing bank, subject to Tenant’s right to propose an alternate issuer. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires; and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held. At any time that Landlord holds L/C Security, Tenant may provide a cash Security Deposit and, upon receipt of the cash Security Deposit, Landlord shall return the L/C Security to Tenant.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date thirty (30) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) three (3) months after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; (iii) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (iv) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile) and Tenant fails to provide substitute L/C Security prior to such cessation. This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease; provided, however, that nothing contained in this Section shall be deemed to prohibit Tenant from challenging the validity or amount of the draw after the draw occurs. Landlord shall use the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous and shall reimburse Tenant for any reasonable costs in connection with such wrongful draw.

(e) If Landlord transfers its interest in the Premises, then Landlord shall at Tenant’s expense, transfer the L/C Security to the new owner. If the required Security Deposit changes while the L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

11.7. In the event Tenant achieves a market capitalization of at least One Billion Dollars ($1,000,000,000) and maintains such level of capitalization for twelve (12) consecutive months, Tenant may decrease the Security Deposit to an amount equal to one month of the then-current Base Rent. If, at any time thereafter, Tenant’s market capitalization falls below One Billion Dollars ($1,000,000,000), the Security Deposit shall be restored to its initial amount.

12. Use.

12.1. Tenant shall use the Premises for the purpose set forth in Section 2.7, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord acknowledges Tenant’s intent to handle and house research animals within the Building, subject to Applicable Laws.

12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3. Tenant shall not knowingly do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article. Landlord hereby confirms that the use of the Premises for the Permitted Use (as set forth in Section 2.7) shall not result in an additional premium.

12.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent provided, however, that (a) Tenant shall have the right to install a card key security or lock system for the Premises, including Common Area stairways, provided that such card key or lock system: (i) has been approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed; (ii) does not limit Landlord’s access rights under this Lease to any areas other than those designated by Tenant as high security areas (“High Security Areas”) in the Premises; (iii) does not prohibit others from accessing Common Areas, but only prevents them from entering the Premises; and (iv) is installed and maintained at Tenant’s expense in accordance with all Applicable Laws, and (b) Tenant shall also have the right, at its election, to install its own locks and access systems (without giving keys or codes to Landlord) in the Premises in High Security Areas as Tenant designates, and restrict access to the High Security Areas (provided that Tenant (i) notifies Landlord in writing of such High Security Areas, (ii) is reasonable in its designation of such High Security Areas, (iii) gives Landlord escorted entry into the High Security Areas upon Landlord’s reasonable request (such request to be at least twenty-four (24) hours in advance, except in an emergency, in which case no notice shall be required) and (iv) maintains a reasonable system to allow immediate, unrestricted access and entry into such High Security Areas by Landlord and emergency personnel in the event of an emergency. Except for the High Security Areas, Tenant shall give Landlord keys and access codes for the entire Premises. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

12.6. No awnings or other projections shall be attached to any outside wall of the Building. Unless Landlord otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings as set forth in Exhibit B attached hereto, which shall be installed as of the Term Commencement Date. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

12.7. Except as otherwise set forth in this paragraph, no sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Signage shall conform to Landlord’s design criteria and shall comply with Applicable Laws. Subject to the foregoing requirements, as of the Term Commencement Date the Building shall have a sign at the Project distinguishing the Building as “The Omeros Building” and as a part of the Tenant Improvements, Landlord shall (a) install Building-top Signage on the northeast, southeast and east sides of the Building, as shown on Exhibit K attached hereto, (b) install exterior signage on the helipad and monument sign, as shown on Exhibit K, (c) remove the existing blade sign and artwork on the east side of the Building and (d) at Tenant’s request, install mutually agreeable Building-top Signage on the west side of the Building (the “West Signage”), as shown on Exhibit K, so long as (i) Landlord (in its reasonable discretion) believes it has enough extra money in the Tenant Improvement budget to cover the cost of the West Signage or (ii) if Landlord does not believe it has extra money in the Tenant Improvement budget to cover such cost, Tenant agrees to pay the cost of the West Signage. Tenant shall, at Tenant’s own cost and expense, (y) acquire all permits for Signage (except for the Signage set forth on Exhibit K but not including the West Signage unless Landlord pays for such West Signage as set forth above) in compliance with Applicable Laws and (z) design, fabricate, install (except for the Signage set forth on Exhibit K but not including the West Signage unless Landlord pays for such West Signage as set forth above) and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. In addition, Landlord, as part of the Tenant Improvements, shall provide Tenant with lobby and Building directory signage no later than the Term Commencement Date. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. Notwithstanding anything to the contrary in this Lease, Landlord confirms that the exterior Signage and other Signage installed by Tenant pursuant to this Section may, in Tenant’s discretion but subject to Landlord’s reasonable approval, utilize Tenant’s name, business logo and design.

12.8. Tenant shall only place equipment within the Premises with floor loading consistent with the Building’s structural design, and such equipment shall be placed in a location designed to carry the weight of such equipment.

12.9. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project.

12.10. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or unreasonably interfere with the rights of other tenants or occupants of the Project, (b) use or allow the Premises to be used for unlawful purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

12.11. Notwithstanding any other provision herein to the contrary, but subject to Landlord’s representations, warranties and obligations under Article 5 and Landlord’s obligations under Exhibit B, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.12. During the Term, Landlord shall provide two (2) on-site security guards seven (7) days a week, twenty-four (24) hours a day. In the event Tenant reasonably determines that an additional security guard(s) are necessary, Landlord and Tenant shall use reasonable efforts to mutually agree upon an acceptable solution; provided, however, that if Landlord hires additional security for the Building, such costs shall not be considered a Controllable Operating Expense for the purpose of Section 9.3. Landlord further agrees that, as of the Term Commencement Date, the Building and its exterior shall be (a) equipped with a reasonable number (as determined by Landlord) of fully functioning security cameras monitoring the enclosed parking garage, the loading docks, stairwells, elevator banks, all points of access to and from the Building, and any other areas mutually identified by Landlord and Tenant as requiring surveillance, and (b) monitored twenty-four (24) hours per day, seven (7) days per week by one of the on-site security guards, who shall be stationed at the front desk of the Building. The Tenant Improvements shall include Tenant’s Pro Rata Share of the cost of purchasing and installing such security system. Further, all security patrol and monitoring costs shall be included as Operating Expenses.

12.13. As of the Term Commencement Date, the Building shall have a vivarium space for use by Tenant and other tenants of the Building (the “Vivarium”), as depicted on Exhibit L attached hereto. Landlord agrees, at its sole cost, to construct certain Vivarium improvements and to install certain vivarium equipment in such space, as set forth on Exhibit B attached hereto. Tenant shall have the exclusive use of that portion of the Vivarium as shown on Exhibit L (“Tenant’s Vivarium Space”). Tenant shall be entitled to make improvements or alterations to Tenant’s Vivarium Space, pursuant to the terms of Article 17. In the event another tenant leases a portion of the Vivarium, (a) access and use of that certain portion of the vivarium shown on Exhibit L (the “Shared Vivarium Space”) and the vivarium equipment listed on Exhibit M (the “Shared Vivarium Equipment” and, together with the Shared Vivarium Space, the “Vivarium Common Area”) shall be shared between Tenant and such other tenants using the Vivarium and (b) Landlord (either directly or through one of its affiliates or its or its affiliates’ vendors) shall maintain and repair the Shared Vivarium Equipment and the Shared Vivarium Space. Prior to the date that another tenant leases a portion of the Vivarium, Tenant shall maintain and repair the Shared Vivarium Equipment and the Shared Vivarium Space. Landlord acknowledges, however, Tenant’s need to maintain the quality of husbandry services for itself and other potential users of the Vivarium in order to protect the health of Tenant’s research animals housed in Tenant’s Vivarium Space, the quality of the research performed by Tenant and for compliance with Applicable Laws, and agrees that the leases of other tenants of the Building using space in the Vivarium shall require such tenants to comply with Tenant’s standard operating procedures for husbandry services and the maintenance and operation of the Vivarium. Tenant shall provide copies of its then-current standard operating procedures to other tenants of the Building using space in the Vivarium in accordance with a commercially reasonable confidentiality agreement. Tenant may, at its option and if elected by another tenant sharing space in the Vivarium, provide husbandry or other Vivarium-related services to such other tenant(s), in which event Tenant shall be entitled to receive one hundred percent (100%) of any fees collected for such services. Landlord acknowledges that, due to the sensitive nature of the activities in Tenant’s Vivarium Space, any construction or other improvement work on or around the Vivarium by Landlord or other tenants must be done in a manner that does not disturb Tenant’s research animals or research activities in Tenant’s Vivarium Space or Tenant’s use of the Vivarium Common Area in connection with the care of Tenant’s research animals and Tenant’s performance of research activities.

12.14. Landlord shall, at its sole cost and expense, construct the Common Areas of the Building, described in Exhibit N. Tenant shall be entitled to the use of the Common Areas twenty-four (24) hours per day, seven (7) days per week (except during reasonable closures for repairs or maintenance pursuant to the terms of this Lease, or as the result of casualty or other circumstances beyond Landlord’s control) free of any per use fee, but the cost of using, repairing and maintaining such Common Areas shall be included in Operating Expenses. Landlord and Tenant shall work together to select a mutually acceptable café vendor to service the Building café, and Landlord will endeavor to accommodate reasonable café design requests.

12.15. Landlord agrees that the Common Areas (other than the helipad (provided that Landlord shall meet with the other party entitled to use of the helipad pursuant to the applicable reciprocal easement agreement to determine whether Landlord’s tenants may have exclusive use of the same)) shall be for the exclusive use of the tenants of the Building.

13. Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

13.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations; provided that Landlord shall not enforce the Rules and Regulations discriminatorily against Tenant. Tenant shall not be liable, or incur any costs under this Lease, for another tenant of the Building’s violation of any Rules and Regulations.

13.2. This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property (the “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder. Tenant shall comply with the CC&Rs.

13.3. Parking.

(a) Tenant shall have a non-exclusive, irrevocable license to use, but shall not be obligated to use, Tenant’s Pro Rata Share of parking facilities serving the Building in common on an unreserved basis with other tenants of the Building during the Term. Landlord shall not voluntarily reduce Tenant’s Pro Rata Share of such parking facilities to less than one and 18/100 (1.18) parking spaces per one thousand (1,000) square feet of Rentable Area of the Premises. The parking set forth in this Section shall be free for the first sixty (60) months of the Term. Thereafter, Tenant shall pay for each parking space that Tenant uses at the then-prevailing market rate. Landlord shall not increase the parking cost (a) more than once per year and (b) more than three percent (3%) on a year over year basis. Tenant shall pay any parking costs simultaneously with payments of Base Rent as Additional Rent. Landlord shall ensure that the Building’s underground parking garage is gated and contains a card reader system.

(b) Tenant may, upon thirty (30) days’ prior written notice to Landlord, choose to release its license to use any portion of Tenant’s Parking Pro Rata Share (the “Released Spaces”). In such event, Tenant shall not be obligated to pay any future parking fee for such Released Spaces, and Landlord, in its sole discretion, may grant use of the Released Spaces to a third party. Tenant, upon thirty (30) days’ prior written notice to Landlord, may request that Landlord reinstate Tenant’s license to use the Released Spaces. In the event the Released Spaces are or become available, Landlord shall reinstate Tenant’s license to use such Released Spaces, and Tenant shall be obligated to pay the corresponding parking fee as set forth in this Section 13.3.

(c) Tenant, at its option, may designate (i) a number of spaces in the uncovered surface parking lot associated with the Building as visitor parking (“Visitor Spaces”), which shall be for the exclusive use of Tenant’s visitors; and (ii) a number of spaces in the covered parking garage associated with the Building as employee or executive parking (“Executive Spaces”), which shall be for the exclusive use of Tenant’s employees or executives, as elected by Tenant; provided, however, that the sum of such Visitor Spaces and Executive Spaces will not exceed fifteen (15) in total and shall be a part of (and not in addition to) Tenant’s Pro Rata Share of parking. Prior to the Term Commencement Date, Landlord shall label or otherwise mark the Visitor Spaces and Executive Spaces for use only by Tenant’s visitors or employees/executives, respectively. Landlord shall not be obligated to monitor or police the Visitor Spaces or the Executive Spaces, but shall tow unauthorized vehicles if notified by Tenant that such vehicles are unauthorized.

13.4. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof; provided that Landlord shall not voluntarily reduce Tenant’s allocation of parking spaces below the ratio provided for in Section 13.3(a), except as provided for in Section 13.3(b). Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.5. Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property, so long as Tenant’s use and enjoyment of the Premises is not materially adversely affected. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

13.6. Landlord shall endeavor to work with the City of Seattle to create a northbound left turn lane from Elliott Avenue West/Western Avenue West into the Building’s parking lot or, if such northbound left turn lane is not reasonably achievable, a U-turn access at a more northern site, but as near the Building’s parking lot as reasonably possible, on the same thoroughfare (“Turn Lane Work”); provided, however, that Landlord shall not obligated to commence any Turn Lane Work unless and until Landlord and Tenant have mutually agreed upon the cost allocation for such Turn Lane Work.

14. Project Control by Landlord.

14.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes, so long as the same does not materially adversely affect Tenant’s use and enjoyment of the Premises, Landlord’s right to subdivide the Project; convert the Building to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances.

14.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

14.3. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4. Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon at least one (1) business day’s prior written or electronic notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. Notwithstanding anything to the contrary in this Lease, with respect to any entry by Landlord into the Premises, Landlord (x) shall comply with Tenant’s reasonable rules and regulations related to such entry in order to address Tenant’s concerns regarding the safety of visitors, the protection of Tenant’s confidential information and compliance with regulatory requirements which may include the execution by any visitors (other than brokers and investors) of a commercially reasonable nondisclosure agreement, (y) shall be accompanied by a Tenant representative at all times (except in an emergency that poses an imminent threat of harm to the Premises or people or property within the Premises) and (z) acknowledges that Tenant may prohibit the entry into its Premises of any party who Tenant reasonably believes is a business competitor, unless such entry is during the final year of the Term and such business competitor has signed a commercially reasonable nondisclosure agreement. In connection with any such alteration, improvement or repair as described in Subsection 14.4(f), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed; provided that Landlord shall use reasonable efforts not to interfere with Tenant’s use and enjoyment of its Premises. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. Notwithstanding the foregoing, access to High Security Areas shall be limited as set forth in Section 12.5 and Tenant, with respect to investor or broker tours, may further limit access to areas of the Premises deemed to contain confidential information or processes, in Tenant’s discretion. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

15. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

16. Utilities and Services.

16.1. Subject to the terms of this Article, Landlord shall provide to the Premises, in quantities reasonably sufficient for office and laboratory/research purposes, the following utilities and services: water (from the local municipal or similar source), electricity, gas, vacuum, compressed air and deionized water. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord Tenant’s Share of utilities to reflect such excess. Tenant acknowledges that Landlord may extrapolate utility usage that vary depending on the occupancy of the Building or Project, as applicable, by dividing (a) the total cost of utility usage by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) ninety-five percent (95%) of the total Rentable Area of the Building or Project (as applicable). Tenant shall pay Tenant’s Share of the product of (y) and (z), subject to adjustment based on actual usage as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of such utility costs.

16.2. Except as otherwise set forth in this Section, Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism; shortage of materials, which shortage is not unique to Landlord or Tenant, as the case may be; governmental regulation, moratorium or other governmental action, inaction or delay; or other causes beyond Landlord’s control (collectively, “Force Majeure”) or Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding anything to the contrary in this Lease, if as a direct result of Landlord’s gross negligence or willful misconduct, for more than five (5) consecutive business days following written notice to Landlord (a) HVAC or electricity services to all or a material portion of the Premises are interrupted or are unable to support Tenant’s normal occupancy requirements for the Permitted Use or (b) an interruption of other essential utilities and Building services, such as fire protection or water, prevents the use or occupancy of all or a material portion of the Premises for the Permitted Use, then Tenant’s Base Rent and Operating Expenses (or an equitable portion of such Base Rent and Operating Expenses based on the Rentable Area of the Premises which are not usable) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services that are reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use, such as, bringing in portable air conditioning equipment or potable water supplies, then there shall not be an abatement of Base Rent or Operating Expenses. Except for Tenant’s rights under Section 31.12 and Section 18.7, the foregoing provisions shall be Tenant’s sole recourse and remedy against Landlord in the event of an interruption of services to the Premises. The foregoing provisions shall not apply in case of the actions of parties other than Landlord or in the case of damage to or destruction of the Premises (which shall be governed by the provisions of Article 24 of this Lease).

16.3. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.4. [Intentionally omitted]

16.5. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord shall not unreasonably withhold, condition or delay but may reasonably condition upon (among other things) the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services to the extent the same are not separately metered.

16.6. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utility or service.

16.7. Landlord shall provide water in Common Areas for lavatory purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant’s occupancy of the Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense. If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

16.8. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and other utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or other utility service when prevented from doing so by Force Majeure or Landlord’s negligence; a failure by a third party to deliver gas, oil or another suitable fuel supply; or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or Landlord’s negligence; provided that this paragraph shall not diminish Tenant’s rights under this Lease, including those set forth in Section 16.2, Section 18.7 or Section 31.12. Any service shutdown pursuant to this Section shall be conducted only following at least two (2) business days’ prior written or electronic notice to Tenant (except in an emergency, in which case no such prior notice shall be required) and in such a manner so as to cause as little interference to Tenant as is reasonably possible.

16.9. Tenant shall have the right to use the back-up generator in the southwest corner of the parking garage (the “Generator”) and connect the Generator to the Premises’ emergency electrical panel. Landlord represents and warrants to Tenant that the Generator has a nominal capacity of at least 350 kilowatts. Tenant shall be entitled to exclusive use of all power from the Generator. Tenant, at its sole cost and expense, shall maintain and repair the Generator. Landlord expressly disclaims any warranties with regard to the Generator or the connection thereof, including any warranty of merchantability or fitness for a particular purpose. The provisions of Section 16.2 of this Lease shall apply to the Generator. The Generator shall be in a good and operable condition as of the Term Commencement Date. Landlord agrees that Tenant shall not be responsible for any costs incurred by Landlord to install additional generators to service other tenants. In the event that the Generator, in Landlord’s reasonable determination, requires replacement during the Term and Tenant, in its sole discretion, desires a replacement generator, Landlord shall replace the Generator with a comparable generator and Tenant shall reimburse Landlord for the cost of the same; provided that such cost shall be amortized over the useful life of such replacement (in accordance with generally accepted accounting principles, but in no event less than fifteen (15) years) and paid in equal monthly installments at the same time as Tenant’s payment of Base Rent, commencing with the first (1st) required payment of Base Rent due after installation of the replacement generator and continuing for the remainder of the Term. From and after the installation of any replacement generator, the term “Generator” shall mean such replacement generator.

16.10. For the Premises, Landlord shall (a) maintain and operate the heating, ventilating and air conditioning systems used for the Permitted Use only (“HVAC”) and (b) subject to clause (a) above, furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy and use of the Premises for the Permitted Use twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section (except as provided in Section 16.2), Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently endeavors to cure any such interruption or impairment, unless such replacement is needed as a result of Tenant’s negligence or willful misconduct, and provided that any such cost shall be considered an Operating Expense if included in the definition of Operating Expenses.

16.11. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) within thirty (30) days after Landlord’s written request (but no more frequently than on a quarterly basis), copies of any invoices or statements for such utilities, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including

Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers.

17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may, from time to time, at its own cost and expense and without the consent of Landlord, make strictly cosmetic changes (“Cosmetic Alterations”); provided that (y) the cost of any Cosmetic Alterations does not in any one instance exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00) and (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) business days’ prior written notice of any Cosmetic Alterations.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might materially interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times, unless a temporary shutdown is reasonably necessary in order to perform certain work; provided that Tenant shall work in advance with Landlord in order to coordinate any such temporary shutdown. Any such temporary shutdown shall be done in Landlord’s sole but reasonable discretion.

17.4. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises.

17.5. Before commencing any Alterations, other than Cosmetic Alterations (for which notice requirements are set forth in Section 17.1), Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work.

17.6. All Alterations, attached equipment, fixtures, additions and improvements, subject to Sections 17.8 and 17.9, attached to or built into the Premises, made by either of the Parties, including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof. The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.

17.7. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to remove or restore any of the Tenant Improvements or, unless otherwise required by Landlord at the time of any approval of future Alterations, other Alterations performed by Landlord or Tenant to the Premises. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.8. Except as set forth in Section 17.9, all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. If Tenant shall fail to remove any of its personal property from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property.

17.9. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment (excluding payment from Landlord used for moving or installation costs), including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Notwithstanding anything to the contrary in this Lease, Tenant shall at all times be entitled to remove from the Premises any of the trade fixtures or equipment that Tenant paid for at its sole cost, provided that Tenant promptly restores any damage caused by such removal.

17.10. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.11. Landlord shall not charge Tenant a construction management fee, project management fee or other similar fee in relation to the Tenant Improvements or any future Alterations performed by Tenant.

17.12. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and the Project, including roofing and covering materials; foundations; exterior walls; plumbing; fire sprinkler systems (if any); heating, ventilating, air conditioning systems; elevators; and electrical systems installed or furnished by Landlord.

18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request, remove all telephone and data systems, wiring and equipment from the Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than as described in Exhibit B or as specifically set forth in this Lease.

18.3. Subject to Tenant’s rights under this Lease, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for thirty (30) days following the date on which Tenant provides Landlord with written notice of the need of such repairs or maintenance; provided, however, that if the nature of such obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be liable for any failure to make any repairs if Landlord commences performance of such repairs within such thirty (30) day period and thereafter diligently prosecutes the same to completion; and provided further, that this sentence does not modify Landlord’s obligations set forth in this Lease regarding the delivery condition of the Premises, Building and Project. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4. If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

18.5. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.6. Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses to the extent allowable under Article 9; provided that, subject to Section 23.7, if such costs are incurred due in whole or in part to any act, neglect, fault or omissions of Tenant or its employees, agents, contractors or invitees, Tenant shall pay to Landlord the reasonable cost of such repairs and maintenance.

18.7. Notwithstanding anything to the contrary in this Lease, in the event of an emergency that poses an imminent threat of harm to the Premises or people or property within the Premises, Tenant shall have the right, but not the obligation, to take whatever action and perform whatever work is reasonably necessary to repair any portion or component of the Premises affected by such emergency. Prior to taking any such action or performing such work, Tenant shall use commercially reasonable efforts to contact Landlord (via phone, if necessary) and agrees not to take such action or perform such work if Landlord commits and is able to perform the same in at least an expeditious manner as Tenant is able to take such action or perform such work; provided, however, that if the emergency situation poses imminent material harm to Tenant such that advance notification to Landlord is not possible while still avoiding such harm, notification of Landlord may proceed concurrently with Tenant’s taking such repair action. Tenant shall use commercially reasonable efforts to minimize interference with the rights of other tenants to use their respective premises in the Building, and all work done in accordance herewith must be performed at a reasonable and competitive cost and expense. To the extent the emergency situation addressed by Tenant under this paragraph is due to the negligence or intentional misconduct of Landlord or its agents, contractors or employees, or if the work performed by Tenant to remedy such emergency situation is not Tenant’s sole responsibility under the terms and conditions of this Lease, then Landlord agrees to reimburse Tenant for such portion of the reasonable cost of work performed by Tenant pursuant to this paragraph that is Landlord’s responsibility under this Lease within thirty (30) days of invoice.

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) business days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Estoppel Certificate. Tenant shall, within ten (10) business days of receipt of both hard copy and e-mail written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part such that Tenant shall be estopped from arguing facts contrary to those set forth in the statement. If Tenant fails to provide such statement within such ten (10) business day period, then Landlord shall provide Tenant with a second hard copy and e-mail written notice requesting that Tenant execute the certificate, provided that such second notice shall be delivered to the notice recipients set forth in Section 2.10 and also to Tenant’s Associate General Counsel, Corporate Finance and Governance (at the same notice address set forth in Section 2.10 and e-mail asutter@omeros.com) and to Richard Moore (at Socius Law Group, 601 Union Street, Suite 4950, Seattle, WA 98101, with email rmoore@sociuslaw.com), and shall include a prominent, all capital legend that failure to respond to such notice may result in Default under this Lease. Tenant’s failure to deliver such statement within ten (10) business days following the receipt of the second (2nd) notice shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21. Hazardous Materials.

21.1. Subject to Section 21.2, Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, or if contamination of the Premises or any portion thereof otherwise occurs during the Term or any extension of renewal hereof or holding under hereunder, or if contamination of the remainder of the Project, any portion thereof, or any adjacent property by Hazardous Materials otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder due to Hazardous Materials brought onto the Project by Tenant or at Tenant’s direction (other than if such contamination results from (a) migration of Hazardous Materials from outside the Premises not caused by Tenant or its employees, agents, contractors or invitees or (b) to the extent such contamination is caused by Landlord’s negligence or willful misconduct), then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under or about the Project that Tenant is responsible for according to the terms of this Lease. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by Tenant results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Notwithstanding the foregoing, Landlord shall indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant and its affiliates, employees, agents and contractors harmless from and against any and all Claims resulting from the presence of Hazardous Materials at the Project in violation of Applicable Laws as of the Execution Date, unless placed at the Project by Tenant or its affiliates, employees, agents or contractors.

21.2. Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials (including radioactive materials) is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present at the Project and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Project (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials that are classified as an extremely hazardous substance under 40 CFR Part 355, Appendices A and B, and its successors (“Extremely Hazardous Substances”), are brought to the Project; provided, however, that if Tenant has already included any such Extremely Hazardous Substances on a prior Hazardous Materials List, then Tenant shall only be required to submit an updated Hazardous Materials List if the quantity of such Extremely Hazardous Substances rises to the level that requires notification of any applicable Governmental Authority. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”), if applicable, relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; governmental reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord shall not unreasonably withhold, condition or delay); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.

21.3. Landlord agrees to construct a separately ventilated Hazardous Materials storage area in the Common Areas of the Building (at Landlord’s sole cost and expense), and agrees that Tenant shall be entitled to use a portion of such area free of any per use fee; provided that Tenant shall provide, at its sole cost and expense, its own Hazardous Materials storage containers; and provided further, that any maintenance and repair costs associated with such Hazardous Materials storage area shall be included in Operating Expenses. Landlord shall maintain the Hazardous Materials storage area in a good, clean and safe condition, but shall not be responsible for Tenant’s or any other tenants’ Hazardous Materials in such storage area.

21.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s employees, agents, contractors or invitees. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease. Prior to the Term Commencement Date, Landlord, at its sole cost and expense, shall cause a baseline test (the “Baseline Test”) of the Premises to be performed that shows that no Hazardous Materials are present in the Premises in violation of Applicable Laws as of such date. Landlord shall provide Tenant with a copy of the Baseline Test prior to the Term Commencement Date.

21.5. If underground or other storage tanks storing Hazardous Materials are located on the Premises or are hereafter placed on the Premises by any party, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

21.6. Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.7. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27 below.

21.8. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

21.9. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Seattle Building Code and Seattle Fire Code (the “SBC” and “SFC,” respectively)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 21.9 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the SBC and SFC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable.

22. Odors and Exhaust.

22.1. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises, except as may be lawfully and properly exhausted through the ventilation system serving the Premises (the “Ventilation System”) without unreasonable interference with or nuisance to other tenants or third parties.

22.2. The parties agree that, as of the Term Commencement Date, the Premises shall have the Ventilation System designed and constructed in accordance with Exhibit B, which system Landlord and Tenant believe is adequate, suitable and appropriate for the Permitted Use and to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project. Tenant shall vent the Premises through such Ventilation System. Tenant shall be entitled to Tenant’s Pro Rata Share of the use of the Ventilation System (to the extent the Ventilation System is shared by other tenants of the Building), and shall not be responsible for any costs to upgrade or otherwise change the Ventilation System to the extent odors are caused by other tenants of the Building.

22.3. If Landlord, at any time, reasonably determines that the Ventilation System is operating correctly and is inadequate to eliminate odors emanating from the Premises, then Tenant shall, at Tenant’s sole cost and expense, improve the Ventilation System by providing odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may, in Landlord’s reasonable judgment, be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations. Tenant’s obligations under this Section shall continue throughout the Term. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (both indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.4. Provided Landlord delivers and maintains the Ventilation System in accordance with its obligations under this Lease, Landlord’s approval and construction of the Tenant Improvements shall not preclude Landlord from reasonably requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5. If Tenant fails to perform its obligations under this Article within ten (10) business days after Landlord’s demand, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance; Waiver of Subrogation.

23.1. Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, whichever is greater, providing protection against any peril generally included within the classification of “All Risks” coverage. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2. In addition, Landlord shall carry commercial general liability insurance with a single limit of not less than Five Million Dollars ($5,000,000) for death or bodily injury, or property damage with respect to the Project.

23.3. Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) commercial general liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence for death or bodily injury and for property damage with respect to the Premises (including $100,000 fire legal liability (each loss)).

23.4. The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., and BioMed Realty Trust, Inc. and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies authorized to do business in the State of Washington and having a rating of not less than policyholder rating of A- and financial category rating of at least Class VII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, prior to the expiration of such policies, furnish Landlord with a renewal certificate. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

23.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Landlord shall notify Tenant in writing no later than sixty (60) days after the Term Commencement Date of the total amount expended by Landlord to perform the work required by this Lease as part of preparing the Premises for occupancy by

Tenant (except for items on the punch list) and Tenant shall have the right to inspect documentation of all such amounts expended. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building, the Property or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the Property if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned to the property of the waiving party or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage or is required to carry under this Lease, whichever is greater. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

23.8. [Intentionally omitted]

23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses to the extent allowable under Article 9.

24. Damage or Destruction.

24.1. In the event of any damage or destruction to (a) the Premises or (b) Common Areas ((a) and (b) together, the “Affected Areas”) by casualty, fire or other perils, and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of twelve (12) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds (or would have received proceeds had Landlord carried the insurance required by this Lease) sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by Tenant or its employees, agents or contractors, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction; provided, however, that Landlord may not terminate this Lease if such damage or destruction occurs solely within another tenant’s premises. Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.3. In the event Landlord (a) is required to repair, reconstruct or restore pursuant to Section 24.1 or (b) elects to repair pursuant to Section 24.2, then, within sixty (60) days after the date of damage or destruction, Landlord shall provide Tenant with written notice of Landlord’s reasonable estimate of the time needed to complete such repair, reconstruction or restoration of the Building or the Project (the “Repair Notice”). If Landlord’s estimate of the time required to repair, reconstruct or restore the Building or the Project exceeds twelve (12) months from the date of the Repair Notice, then Tenant shall have the right to terminate this Lease as of the date of such damage or destruction, in which case Tenant shall provide written notice thereof to Landlord within ten (10) days after Tenant’s receipt of the Repair Notice. If Tenant does not timely provide such termination notice, then Landlord shall proceed with such repair, reconstruction or restoration of the Building or the Project and Tenant shall be deemed to have not exercised its termination right. If Landlord does not substantially complete such repair, reconstruction or restoration of the Premises or Building within the estimated repair period as set forth in the Repair Notice (subject to day-for-day extension due to Excusable Delays), Tenant shall have the right to provide written notice to Landlord within five (5) days after the expiration of the estimated repair period that Tenant intends to terminate the Lease. If Tenant gives Landlord such termination notice, Landlord shall have an additional thirty (30) days from receipt of such termination notice to complete the repair, reconstruction or restoration. If Landlord does not complete such repair, reconstruction or restoration within such thirty (30) day period, then Tenant may terminate this Lease by giving Landlord written notice at the expiration of such thirty (30) day period. If Landlord does complete such repair, reconstruction or restoration within such thirty (30) day period, then this Lease shall continue in full force and effect.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) matters occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s Permitted Use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.

24.6. Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by

Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that if, at any point during the repair, reconstruction or restoration, Landlord estimates that it will take more than twelve (12) months from such time to complete the repair, reconstruction or restoration, Landlord may terminate this Lease.

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension hereof, or to the extent that insurance proceeds are not available therefor.

24.9. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Affected Areas. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

25. Eminent Domain.

25.1. In the event the whole of all Affected Areas shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority, except with regard to (a) matters occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof. In the event such part of the Affected Areas as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority, except with regard to (y) matters occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2. In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (y) matters occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property (or other property owned by Tenant pursuant to this Lease) that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

26. Surrender.

26.1. At least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate and necessary governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey, to the extent that such recognized environmental conditions or recommendations are related to Hazardous Materials for which Tenant is responsible for under this Lease. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. Tenant shall have the option to hold possession of the Premises after the Term for a period of up to one hundred twenty (120) days upon providing Landlord with at least one hundred twenty (120) days’ prior written notice (“Permitted Holdover Period”); provided that such written notice shall set forth the exact length of the Permitted Holdover Period. In such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7 and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Share of Operating Expenses. Any such Permitted Holdover Period shall be subject to every other term, covenant and agreement contained herein.

27.2. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term (or after the Permitted Holdover Period, if applicable), Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7 and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.3. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term (or the Permitted Holdover Period, if applicable) without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.

27.4. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.5. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

28. Indemnification and Exculpation.

28.1. Subject to Section 23.7, Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’, contractors’

or invitees’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s negligence or willful misconduct. Subject to Sections 23.7, 28.2 and 31.12, Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant and its employees, agents and contractors harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising out of Landlord’s gross negligence or willful misconduct.

28.2. Notwithstanding any provision of Section 28.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s grossly negligent or willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section.

28.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party that is not an agent, consultant or contractor of Landlord.

28.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Except to the extent of Landlord’s gross negligence or intentional misconduct, but subject to Sections 23.7, 28.2 and 31.12, Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28.6. The indemnities from Tenant and Landlord in this Article are intended to specifically cover actions brought by their respective employees, with respect to acts or omissions during the term of this Lease. In that regard, each of Landlord and Tenant waives with respect to the other party any immunity it may have under Washington’s Industrial Insurance Act, RCW Title 51, to the extent necessary to provide the other party with a full and complete indemnity from claims made by the waiving party and its employees, to the extent of their negligence. If losses, liabilities, damages, liens, costs and expenses covered by a either party’s indemnity are caused by the sole negligence of the other party or by the concurrent negligence of both parties, or their respective employees, agents, contractors, invitees and licensees, then the indemnifying party shall indemnify the other party only to the extent of the indemnifying party’s own negligence or that of its employees, agents, contractors or invitees. LANDLORD AND TENANT ACKNOWLEDGE THAT THE INDEMNIFICATION PROVISIONS OF THIS ARTICLE WERE SPECIFICALLY NEGOTIATED AND AGREED UPON BY THEM.

29. Assignment or Subletting.

29.1. Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to the entity with which or into which Tenant may merge, whether or not Tenant is the survivor of such merger, or any party that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (each, a “Permitted Transferee”), provided that, subject to Section 29.2, Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to a Permitted Transferee (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer. For purposes of Exempt Transfers, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer other than an Exempt Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord.

29.2. In the event Tenant desires to effect a Transfer (including an Exempt Transfer), then, at least twenty (20) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information concerning the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. Notwithstanding the foregoing, Tenant shall not be required to provide Landlord with advance notice of an Exempt Transfer if Tenant is prohibited by Applicable Laws, in which case Tenant agrees to provide Landlord with written notice as soon as possible pursuant to Applicable Laws, but in no event later than three (3) business days after such Exempt Transfer.

29.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), and (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (x) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.4. As conditions precedent to Tenant performing an Exempt Transfer of the Premises, subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term;

(b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee. The financial responsibility and status of the proposed transferee must be reasonably satisfactory to Landlord;

(c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request, not to exceed Three Thousand Dollars ($3,000);

(d) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant; provided, however, that Tenant shall not be required to pay Landlord any such excess resulting from a transfer of Tenant’s Vivarium Space or any portion thereof or from a Shared Services Sublease (as defined in Section 29.10). If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Landlord’s consent to any such Transfer shall be effected on Landlord’s commercially reasonable forms;

(g) Tenant shall not then be in default hereunder in any respect;

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(k) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;

(l) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(m) A list of Hazardous Materials (as defined in Section 21.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5. Any Transfer that is not in compliance with the provisions of this Article shall be void and shall, at the option of Landlord, terminate this Lease.

29.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

29.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.8. If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed assignee other than an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.9. Until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect rent under any subleases. Notwithstanding the foregoing, if Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease in the event of a Default.

29.10. Tenant shall be permitted to enter into Shared Services Subleases (defined below); provided that any such Shared Services Subleases (a) shall be considered an Exempt Transfer, (b) shall be subject to this Article and (c) shall not permit occupancy or use of more than ten percent (10%) of the square footage of the Premises. A “Shared Services Sublease” is a sublease for individual offices, lab benches or areas within the Premises which are not segregated from the balance of Tenant’s space by demising walls and which may involve the provision of other services to the transferee such as laboratory services, reception services or use of equipment or conference rooms. The Shared Services Sublease shall provide that the sublessee is bound by all of the terms and provisions of this Lease and that, upon any termination of this Lease for a default or otherwise, the sublease shall automatically terminate.

30. Subordination and Attornment.

30.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. In the event that a mortgage or deed of trust is placed on the Project or Landlord becomes a tenant under a ground lease during the Term, Landlord shall use commercially reasonable efforts to obtain a subordination, attornment and non-disturbance agreement (“SNDA”) from the holder of the mortgage, deed of trust or lease (each, a “Mortgagee”).

30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further commercially reasonable instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which

Landlord is tenant as may be required by Landlord. If any Mortgagee so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) business days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

30.3. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.

30.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

30.5. Landlord represents and warrants to Tenant that, as of the Execution Date, there are no mortgages or ground leases encumbering the Property.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) business days after the date such payment is due (provided that, with respect to the first (1st) late payment in any twelve (12) month period, the following late charges shall not accrue until three (3) business days after Landlord has provided written notice of such overdue payment), Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as

Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3. If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) [Intentionally omitted];

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) business days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Subsections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than twenty (20) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within said twenty (20) day period and thereafter diligently prosecute the same to completion;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice. The foregoing notice and cure provisions shall be in satisfaction of and not in addition to the notices and cure periods provided for in RCW 59.12, as now or hereafter amended, or any legislation in lieu or substitution thereof.

31.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 31.5(c)(i) and 31.5(c)(ii), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection 31.5(c)(iii), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

31.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due. In addition, subject to its obligation to use reasonable efforts to mitigate its damages, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7. If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. Notwithstanding any provision of this Lease to the contrary, Landlord shall use reasonable efforts to mitigate its damages with respect to any default by Tenant.

31.10. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

31.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.12. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure (“Landlord Default”); provided, however, that if the nature of Landlord’s obligation is non-monetary and such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Except as otherwise set forth in this Lease, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease. If a Landlord Default occurs, Tenant may, without waiving any claim for damages for breach of agreement or any other rights or remedies it may have under this Lease or at law, abate Base Rent and Operating Expenses for the portion(s) of the Premises rendered unusable for the Permitted Use until the same are rendered usable for the Permitted Use.

31.13. In the event of any Landlord Default, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord has furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1. Each of Landlord and Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Kinzer Real Estate Services and Pallis Realty Advisors (the “Brokers”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Brokers in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

33.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than the Brokers, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant harmless from any and all cost or liability for compensation claimed by any broker or agent, other than the Brokers, employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord so long as Landlord also transfers the unapplied portion of the Security Deposit and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord, (c) insurance proceeds or (d) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

35.2. Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord.

35.3. Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

36.2. The term “Tenant,” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S.

persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Except for legally required disclosures (including those required under SEC regulations), Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document); provided, however, that Tenant may disclose this Lease to investors and potential investors subject to a nondisclosure agreement. Landlord shall not release to any third party the economic terms of this Lease (including, Rent, Tenant Improvement details and options to terminate, expand and extend), except to the extent such information has been previously disclosed to the public by Tenant, or any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. In addition, all non-public information learned by or disclosed to Landlord with respect to Tenant’s business or research, or non-public information disclosed or discovered during an entry by Landlord into the Premises, shall be kept confidential by Landlord and Landlord’s legal representatives, successors, assigns, employees, servants and agents, and shall not be used (except for Landlord’s internal purposes) or disclosed to others by Landlord or Landlord’s servants, agents, employees, legal representatives, successors or assigns without the express prior written consent of Tenant, which Tenant may withhold in its sole and absolute discretion. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (w) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (x) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section, (y) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section or (z) in the form of aggregate leasing data provided to Landlord’s investors in the normal course of business.

39. Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Rooftop Installation Area.

40.1. Tenant may use those portions of the Building designated as a “Rooftop Installation Area” (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

40.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times, in such locations and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory Buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

40.3. Tenant shall comply with any roof or roof-related warranties. Tenant shall ensure that any Tenant work on the rooftop does not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases. Landlord shall use commercially reasonable efforts to prevent other tenants of the Building that execute leases after the Execution Date from materially interfering with Tenant’s Rooftop Equipment.

40.4. If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenant’s business, to the extent such tenant’s business was existing prior to the installation of Tenant’s Rooftop

Equipment, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

40.5. Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

41. Miscellaneous.

41.1. So long as Tenant is directly leasing and occupying no less than the entire Premises (based upon the Rentable Area of the Premises as of the Execution Date; but excluding any Shared Subleases and any sublease or license of portions of Tenant’s Vivarium Space), Landlord shall not change the name of the Building from “The Omeros Building” during the Term without Tenant’s advance written consent, which may be granted or withheld in Tenant’s sole discretion.

41.2. To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time but no more than once per calendar year, upon Landlord’s written request, a certified copy of the most recent year-end financial statements prepared in the ordinary course of business reflecting Tenant’s current financial condition; provided that such financial statements shall have been audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. Notwithstanding the foregoing, so long as Tenant is a publicly traded company and is in compliance with all required financial filings with the SEC, the financial information that is publicly available for Tenant online shall be sufficient to satisfy Tenant’s reporting obligation under this Section.

41.3. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” shall mean “‘include,’ etc., without limitation.” The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.4. If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith.

41.5. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.6. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

41.7. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

41.8. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

41.9. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

41.10. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

41.11. Landlord may, but shall not be obligated to, record a short form or memorandum hereof without Tenant’s consent. Within ten (10) days after receipt of written request from Landlord, Tenant shall execute a termination of any short form or memorandum of lease recorded with respect hereto. Neither party shall record this Lease. Any party requesting such recording shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation.

41.12. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

41.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

41.15. Each of Tenant and Landlord guarantees, warrants and represents to the other that the individual or individuals signing this Lease on its behalf have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

41.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

41.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

41.18. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

42. Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to extend the Term by five (5) years (each, an “Option Term”) each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1. Base Rent during an Option Term shall equal ninety-five percent (95%) of the fair market rent for comparable existing and fully-improved laboratory and office space in the Seattle market as of the commencement of such Option Term (“FMR”), taking into account all market concessions (including the FMR Considerations (as defined below)) and including fair market rent increases. If Landlord and Tenant cannot agree on the FMR for an Option Term within thirty (30) days after the date on which Tenant notifies Landlord that it is exercising such Option, then, no later than an additional thirty (30) days thereafter (the “Submission Period”), Landlord and Tenant shall each furnish to the other a notice in writing (an “FMR Notice”) stating such party’s estimate of the FMR. Such notices shall be accompanied by a statement from a qualified, licensed real estate appraiser with at least ten (10) years’ experience in the Seattle area (an “Appraiser”) stating such Appraiser’s opinion of FMR. If only one (1) party’s Appraiser timely submits its opinion of FMR, such FMR shall be binding on Landlord and Tenant. If, within twenty (20) days after expiration of the Submission Period, Landlord and Tenant still cannot agree on the FMR, then the two (2) Appraisers shall appoint a third qualified, licensed real estate appraiser (the “Referee”) within seven (7) days. If the Appraisers are unable to agree upon the selection of the Referee, then the Referee shall be selected within ten (10) days thereafter from among the Seattle panel of qualified Real Estate Industry Arbitrators of the American Arbitrator Association (the “Association”) pursuant to the Real Estate Industry Arbitration rules of the Association. The Referee shall, within thirty (30) days after appointment, render the Referee’s decision as to the FMR, which opinion shall be strictly limited to choosing one of the two determinations made by the Appraisers. The decision by the Referee shall be binding upon Landlord and Tenant, and each shall pay for its own appraisal. The cost of the Referee shall be shared equally by Landlord and Tenant. In determining FMR, Landlord, Tenant and, if applicable, the Appraisers and Referee shall each take into account all relevant factors (the “FMR Considerations”), including (a) the size of the Premises and length of such Option Term, (b) rent in comparable buildings in the relevant competitive market, including concessions offered to new tenants, such as free rent, brokerage commissions, tenant improvement allowances and moving allowances, (c) Tenant’s creditworthiness and (d) the quality and location of the Building and the Project.

42.2. An Option is not assignable separate and apart from this Lease.

42.3. An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option.

42.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 31 of the Lease and continuing until Tenant cures any such Default, if such Default is susceptible to being cured.

42.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

43. Right of First Offer.

43.1. Tenant shall have a right of first offer (“ROFO”) as to any rentable premises in the Building for which Landlord is seeking a tenant, except for all first-generation rentable premises in the Building, which Tenant acknowledges Landlord is currently marketing (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms.

43.2. Landlord shall not grant any extension options, other than one (1) year extension options (not to exceed two (2) such one (1) year extension options in any given lease) that run successively (“Permitted Extension Options”), to tenants leasing space in the Building after the Execution Date, and Landlord shall not renew or extend a then-existing lease with any then-existing tenant of any space (other than pursuant to any such one (1) year extension option), or enter into a new lease with such then-existing tenant without first offering such space to Tenant pursuant to the terms of this Article. Notwithstanding the foregoing, for the ninety (90) days following the Execution Date, such restriction on extension rights shall not apply to the entity with which Landlord is currently discussing potentially leasing a portion of the Building, as set forth in that certain side letter from Landlord to Tenant dated as of the Execution Date (the “Side Letter”).

43.3. In the event Landlord intends to market or otherwise make available for lease Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”). Within ten (10) business days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (rather than just a portion) of the Available ROFO Premises. If Tenant fails to notify Landlord of Tenant’s election within said ten (10) business day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

43.4. If Tenant timely notifies Landlord that Tenant desires to lease all or any portion of the Available ROFO Premises (“Tenant’s Offer”), then Landlord and Tenant shall use reasonable efforts for a period of forty-five (45) days following Tenant’s receipt of a Notice of Marketing to mutually agree upon FMR for the Available ROFO Premises. If the parties agree upon FMR during such forty-five (45) day period, then Landlord and Tenant shall enter into an amendment adding the Available ROFO Premises to this Lease, and such Available ROFO Premises shall have a term that is coterminous with the Term.

43.5. If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10) business day period described in Section 43.3, (c) Landlord and Tenant fail to agree upon the FMR for the Available ROFO Premises within the forty-five (45) day period described in Section 43.4 or (d) Landlord and Tenant agree upon the FMR within such forty-five (45) day period but fail to execute and deliver an amendment adding the Available ROFO Premises to this Lease within thirty (30) days after agreeing upon the FMR, then as of such date (the “Triggering Date”) Landlord shall have the right to commence marketing the Available ROFO Premises to third parties; provided that, before entering into a lease with a third party for the Available ROFO Premises, Landlord shall first offer the same again to Tenant pursuant to the ROFR (as defined below). If Landlord does not lease the Available ROFO Premises within one hundred eighty (180) days after the Triggering Date, or if such Available ROFO Premises again become available for lease during the Term, then the ROFO shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFO Premises without first complying with the procedures set forth in this Article.

43.6. Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO during such period of time that Tenant is in monetary default or any Default under any provision of this Lease. Any attempted exercise of the ROFO during any such period of time shall be void and of no effect.

43.7. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, to other than a Permitted Transferee, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

43.8. If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

44. Right of First Refusal. Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises in the Building for which Landlord is seeking a tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms.

44.1. Landlord shall not grant any extension options other than Permitted Extension Options to tenants leasing space in the Building after the Execution Date, and Landlord shall not renew or extend a then-existing lease with any then-existing tenant of any space, other than pursuant to Permitted Extension Options, or enter into a new lease with such then-existing tenant without first offering such space to Tenant pursuant to the terms of this Article. Notwithstanding the foregoing, for the ninety (90) days following the Execution Date, such restriction on extension rights shall not apply to the entity with which Landlord is currently discussing potentially leasing a portion of the Building, as set forth in the Side Letter. In the event that Landlord intends to lease Available ROFR Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”) specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises.

44.2. Within ten (10) business days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (rather than just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within said ten (10) business day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

44.3. If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

44.4. If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (10) business day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same economic terms (including, rental rate, term, options and concessions such as tenant improvement allowances, free rent and brokerage commissions) as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises. If Landlord does not lease the Available ROFR Premises on the same economic terms and conditions set forth in the Notice of Offer within one hundred eighty (180) days after Tenant’s election (or deemed election) not to lease the Available ROFR Premises, or if Landlord desires to lease the Available ROFR Premises according to economic terms different than those set forth in the Notice of Offer, or if the Available ROFR Premises again become available for lease after having been leased, then the ROFR shall be fully reinstated and Landlord shall not thereafter lease the Available ROFR Premises without first complying with the procedures set forth in this Article.

44.5. Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in monetary default or any other Default under any provision of this Lease. Any attempted exercise of the ROFR during any such period of time shall be void and of no effect.

44.6. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease to other than a Permitted Transferee, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

44.7. If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

45. Expansion Options.

45.1. Subject to the conditions set forth in this Article, Tenant shall have the ongoing right, but not the obligation, to expand the Premises pursuant to one or more expansions (each, a “Third Floor Expansion Option”) to include all or any portion (but in no event less than ten thousand (10,000) square feet of Rentable Area, unless at least ten thousand (10,000) square feet of Rentable Area are not available for lease, with respect to any Third Floor Expansion Option) of the Rentable Area on the third (3rd) floor of the Building (all such Rentable Area on the third (3rd) floor of the Building is referred to herein as the “Third Floor Expansion Space”) according to the same terms and conditions of this Lease as the original Premises (including the rate for Base Rent and the term, with the term being coterminous with the Term), as further described in Section 45.3.

45.2. In the event that, prior to the Term Commencement Date, (a) Tenant exercises one or more Third Floor Expansion Options and (b) corresponding Amendments for such Third Floor Expansion Space are executed by the parties, then, subject to the conditions set forth in this Article (and provided that the Second Floor Expansion Space (as defined below) is available for lease), Tenant shall have the right (but not the obligation) to expand the Premises (a “Second Floor Expansion Option”) to include a portion of Rentable Area on the second (2nd) floor of the Building, with such portion (the “Second Floor Expansion Space”) derived by calculating a fraction, the numerator of which is the Rentable Area of such Third Floor Expansion Space leased by Tenant, and the denominator of which is the total Rentable Area of the third floor of the Building. Tenant shall lease any Second Floor Expansion Space on the same terms and conditions of this Lease as the original Premises (including the rate for Base Rent and the term, with the term being coterminous with the Term), as further described in Section 45.3. In no event shall any Second Floor Expansion Option include less than ten thousand (10,000) square feet of Rentable Area, unless at least ten thousand (10,000) square feet of Rentable Area are not available for lease on the second (2nd) floor of the Building. A Third Floor Expansion Option coupled with a Second Floor Expansion Option is referred to herein as an “Expansion Option.”

All available Third Floor Expansion Space and Second Floor Expansion Space are collectively referred to herein as “Expansion Space.” Notwithstanding anything to the contrary in this Article, Tenant shall not be entitled to a Second Floor Expansion Option in the first ninety (90) days after the Execution Date with respect to any Rentable Area subject to negotiations with the entity set forth in the Side Letter.

45.3. Tenant may exercise an Expansion Option by providing Landlord with at least nine (9) months’ prior written notice that Tenant has elected to exercise an Expansion Option, and in such notice must indicate the amount of Rentable Area Tenant desires to lease with such Expansion Option. Within ten (10) days after exercising an Expansion Option, Tenant and Landlord shall enter into a written amendment to the Lease (the “Amendment”), which Amendment shall provide, unless otherwise agreed in writing, (a) the commencement date of the associated Expansion Space, (b) that the Premises under this Lease shall be increased to include the square feet of Rentable Area of the associated Expansion Space, (c) the Base Rent (being the then-current rate set forth in Section 2.3), (d) Tenant’s new Pro Rata Share of Operating Expenses based upon the addition of the associated Expansion Space to the Premises, (e) the proportionate increase to the Security Deposit (which increase shall be payable to Landlord upon execution of the Amendment) and (f) the tenant improvement scope of work, which shall, at Landlord’s sole cost, include finishes no lesser in quality to those existing in the Premises as of the Term Commencement Date. In all other respects, this Lease shall remain in full force and effect, and shall (except with regard to the free rent period at the commencement of the initial Term) apply to any Expansion Space.

45.4. Notwithstanding anything in this Article to the contrary, Tenant shall not exercise an Expansion Option during such period of time that Tenant is in monetary default or any other Default under any provision of this Lease. Any attempted exercise of an Expansion Option during a period of time in which Tenant is so in default shall be void and of no effect.

45.5. Notwithstanding anything in this Lease to the contrary, Tenant’s right to any Expansion Option shall expire on the date that is thirty-six (36) months following the Term Commencement Date (therefore, for purposes of clarity, any notice to exercise an Expansion Option must be received by Landlord no later than the date that is twenty-seven (27) months following the Term Commencement Date).

45.6. Tenant may also request in its discretion during the Term to expand the Premises into all or any portion of (a) the third (3rd) floor of the Building (or any Second Floor Expansion Space, if applicable) after the date that is thirty-six (36) months following the Term Commencement Date if such space is not leased to Tenant or any other entity and is otherwise available for lease and (b) any other portion of the Building not leased by Tenant or any other entity and otherwise available for lease (the “Additional Expansion Space”) by delivering to Landlord a written expansion request (an “Additional Expansion Request”) describing the portion of the Additional Expansion Space into which Tenant seeks to expand. Following receipt of an Additional Expansion Request, and provided that Landlord desires to pursue such Additional Expansion Request, Landlord and Tenant shall use reasonable efforts for a period of forty-five (45) days to mutually agree upon the terms for the requested Additional Expansion Space. If the parties agree upon such terms during such forty-five (45) day period, then Landlord and Tenant shall enter into an amendment adding the requested Additional Expansion Space to this Lease. For purposes of clarity, Landlord shall be under no obligation to negotiate with Tenant for, or lease to Tenant, the Additional Expansion Space.

46. Landlord Efforts to Negotiate Short-Term Leases. Landlord shall endeavor to negotiate short-term leases (or leases with Landlord termination clauses or relocation clauses) for any available Rentable Area in the Building; provided, however, that this Article shall not apply during the ninety (90) days following the Execution Date with respect to Landlord’s negotiation of a lease with the entity listed in the Side Letter.

47. Build-to-Suit Option. In the event that, at any time, the amount of Rentable Area that Tenant leases plus the amount that Tenant has notified Landlord pursuant to Article 45 that it desires to lease exceeds the Rentable Area of space available for lease by Tenant in the Building, Landlord and Tenant shall use reasonable efforts for a sixty (60) day period (commencing as of the end of the ten (10) business day period set forth in Section 48.1(b)) to enter into a build-to-suit lease in a location mutually acceptable to Landlord and Tenant and on terms mutually acceptable to Landlord and Tenant, in each of their sole discretion. The parties acknowledge that this sixty (60) day period shall run concurrently with the twelve (12) month period of any Notice of Termination for Failure to Accommodate Expansion (as defined below) that Tenant provides pursuant to Section 48.1(c). Notwithstanding the foregoing, if the parties agree on such build-to-suit lease, there shall be no termination penalty or charge for the termination of this Lease, and no termination costs related to the termination of this Lease shall be factored into the economics of the new build-to-suit lease.

48. Termination Options.

48.1. Any written request by Tenant to expand the Premises during the Term of this Lease through either (a) the exercise of its ROFO with respect to any Available ROFO Premises by providing a Tenant’s Offer in accordance with Article 43 or (b) by delivery of an Additional Expansion Request for any Additional Expansion Space in accordance with Section 45.6 shall be referred to as an “Expansion Opportunity Request.”

(a) Any Expansion Opportunity Request seeking to expand the Premises by Rentable Area equal to or greater than the lesser of (i) ten thousand (10,000) square feet of Rentable Area and (ii) Rentable Area equal to twenty percent (20%) of Tenant’s then-current Rentable Area leased pursuant to this Lease shall be referred to as an “Expansion Requirement.”

(b) Landlord shall, within ten (10) business days after receipt from Tenant of any Expansion Opportunity Request for an Expansion Requirement, notify Tenant in writing whether Landlord can accommodate the Expansion Requirement by delivering expansion space in the Building to Tenant that satisfies the Expansion Requirement, with delivery of such space occurring within nine (9) months (subject to extension for Excusable Delays) after full execution and delivery of an amendment to this Lease adding such Expansion Requirement (as set forth in Subsection 48.1(b)(ii)), which notification from Landlord shall include the location of the proposed space, the proposed delivery date and the proposed rental rate for such space. If, in response to an Expansion Requirement, (i) Landlord notifies Tenant that it can accommodate the Expansion Requirement in accordance with the requirements of this Section 48.1 and (ii) Landlord and Tenant agree upon the terms for the Expansion Requirement, then the parties shall, within forty-five (45) days following Landlord’s receipt of the Expansion Opportunity Request, enter into an amendment to this Lease adding such Expansion Requirement to the Premises.

(c) If (i) Landlord is unable to accommodate an Expansion Requirement in accordance with the requirements of this Article or (ii) the parties fail to execute an amendment to this Lease adding such Expansion Requirement to the Premises within the forty-five (45) day period referenced in Section 48.1(b), then, beginning on the date that is sixty (60) months after the Term Commencement Date, Tenant may terminate this Lease (except for those provisions that, by their express terms, survive the expiration or earlier termination hereof) by providing twelve (12) months’ prior written notice to Landlord (“Notice of Termination for Failure to Accommodate Expansion”); provided, however, that in order for Tenant to exercise such termination option, Tenant must deliver the Notice of Termination for Failure to Accommodate Expansion within sixty (60) days after (A) Landlord has delivered notice to Tenant that it is unable to accommodate an Expansion Requirement or (B) the expiration of the forty-five (45) day period referenced in Section 48.1(b) regarding the failure to execute an amendment to this Lease adding such Expansion Requirement to the Premises. For purposes of clarity, the earliest that Tenant could provide a Notice of Termination for Failure to Accommodate Expansion under this Section is the date that is forty-eight (48) months after the Term Commencement Date.

(d) For purposes of Section 48.1(c), Landlord shall be deemed to be unable to accommodate an Expansion Requirement if the Expansion Requirement exceeds the difference between (i) the square footage of the then-available Rentable Area (i.e., not leased by Tenant or any other party and otherwise available for lease, and exclusive of all Common Areas) in the Building and (ii) the sum of all Rentable Area that Tenant sought to lease in all prior Expansion Opportunity Requests that did not result in any amendment(s) to this Lease adding such Rentable Area (excluding any such Rentable Area that was subsequently leased by another tenant and that remains leased by another tenant as of the date of the Expansion Requirement).

(e) Following any Notice of Termination for Failure to Accommodate Expansion, Tenant and Landlord shall undertake negotiations to enter into a build-to-suit lease in accordance with Article 47. Notwithstanding the foregoing, if Tenant exercises any termination right under Section 48.1(c), Tenant shall have the right to rescind its exercise of such termination right by providing written notice to Landlord within ninety (90) days after Landlord’s receipt of the Notice of Termination for Failure to Accommodate Expansion, and if Tenant so rescinds its exercise of the termination, then this Lease shall continue in full force and effect as if Tenant had not exercised such right of termination.

(f) In the event that Tenant terminates the Lease pursuant to Section 48.1(c), Tenant shall not be required to pay any termination fee or penalty other than a termination fee equal to one hundred percent (100%) of the unamortized portion of the Cash Incentive (with the Cash Incentive accruing interest at an annual interest rate of three percent (3%) over the period commencing as of the date that the Cash Incentive is paid to Tenant through the last day of the twelfth (12th) month of the Term, and then amortized over the remainder of the initial Term at an annual interest rate of three percent (3%)). Such termination fee shall be paid simultaneously with Tenant’s final scheduled payment of monthly Base Rent.

48.2. Tenant shall have an additional right to terminate this Lease at any time and for any reason beginning on the date that is ninety-six (96) months after the Term Commencement Date by providing Landlord with twelve (12) months’ prior written notice (for the sake of clarity, the earliest that Tenant could provide notice to terminate under this Section is the date that is eighty-four (84) months after the Term Commencement Date). In the event that Tenant terminates this Lease pursuant to this Section, Tenant shall be required to pay a termination fee as set forth in the chart below. Such termination fee shall be paid simultaneously with Tenant’s final scheduled payment of monthly Base Rent.

Termination Date	Termination Fee
Months 96 – 120	The sum of (a) the applicable amount set forth in the chart below (the “Initial Termination Fee”) and (b) thirty percent (30%) of the unamortized portion of the actual cost of any Expansion Space tenant improvements*

Months 121 – 180	The sum of (a) the applicable Initial Termination Fee and (b) twenty percent (20%) of the unamortized portion of the actual cost of any Expansion Space tenant improvements*

*	For purposes of calculating the termination fee above, the cost of any Expansion Space tenant improvements shall be amortized over the initial Term at an annual interest rate of eight percent (8%).

Termination Month	Initial Termination Fee
96	$4,671,669
97	$4,626,593
98	$4,581,301
99	$4,535,792
100	$4,490,064
101	$4,444,116
102	$4,397,946
103	$4,351,554

104	$4,304,938
105	$4,258,098
106	$4,211,031
107	$4,163,736
108	$4,116,213
109	$4,068,459
110	$4,020,475
111	$3,972,257
112	$3,923,805
113	$3,875,119
114	$3,826,195
115	$3,777,034
116	$3,727,633
117	$3,677,991
118	$3,628,108
119	$3,577,981
120	$3,527,609
121	$2,735,321
122	$2,694,831
123	$2,654,159
124	$2,613,303
125	$2,572,264

126	$2,531,039
127	$2,489,628
128	$2,448,030
129	$2,406,244
130	$2,364,268
131	$2,322,103
132	$2,279,746
133	$2,237,197
134	$2,194,454
135	$2,151,518
136	$2,108,385
137	$2,065,057
138	$2,021,531
139	$1,977,806
140	$1,933,882
141	$1,889,757
142	$1,845,430
143	$1,800,900
144	$1,756,167
145	$1,711,228
146	$1,666,082
147	$1,620,730

148	$1,575,169
149	$1,529,398
150	$1,483,417
151	$1,437,223
152	$1,390,817
153	$1,344,196
154	$1,297,360
155	$1,250,307
156	$1,203,037
157	$1,155,547
158	$1,107,837
159	$1,059,906
160	$1,011,753
161	$ 963,375
162	$ 914,773
163	$ 865,944
164	$ 816,888
165	$ 767,602
166	$ 718,087
167	$ 668,341
168	$ 618,362
169	$ 568,149

170	$517,701
171	$467,017
172	$416,095
173	$364,933
174	$313,532
175	$261,889
176	$210,002
177	$157,872
178	$105,495
179	$52,872
180	$0.00

48.3. Upon any termination of this Lease pursuant to this Article, the parties shall be released herefrom without further obligation to the other from the date possession of the Premises is surrendered to Landlord in the condition required by this Lease, except with regard to (a) payment of any termination fee, (b) items occurring and Rent accrued prior to such surrender and (c) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-201 ELLIOTT AVENUE LLC, a Delaware limited liability company

By:	/s/ John Bonanno
Name:	John Bonanno
Title:	Senior Vice President, Leasing and Development

TENANT:

OMEROS CORPORATION, a Washington corporation

By:	/s/ Gregory A. Demopulos
Name:	Gregory A. Demopulos, M.D.
Title:	Chairman and CEO